Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

DALLAS, Texas, January 28, 2026 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.07 per share, payable on March 20, 2026 to all stockholders of record on February 20, 2026.

ABOUT RGP
RGP (Nasdaq: RGP) is an award-winning global professional services firm with three decades of experience helping the world’s top organizations navigate change and seize opportunity. With three integrated offerings—On-Demand Talent, Consulting, and Outsourced Services—we provide CFOs and other C-suite leaders with the flexibility to solve today’s most pressing challenges on their terms, uniting strategy, execution, and talent across accounting and finance, digital transformation, data, and cloud, at global scale. Our people-first approach continues to drive innovation across industries worldwide.

Based in Dallas, TX with offices worldwide, we annually engage with over 1,500 clients around the world from 40 physical practice offices and multiple virtual offices. As of January 2026, RGP is proud to have served 90% of the Fortune 100 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2025, America’s Best Midsize Employers 2025, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com